EXHIBIT 99.1
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SpectraSite Expands Board and Names New Directors

CARY, N.C.--(BUSINESS WIRE)--June 22, 2004--SpectraSite, Inc. (NYSE: SSI) one of the largest wireless tower operators in the United States, today announced that it has named six new members to its Board if Directors. The new members are:

Timothy G. Biltz, 45, is Chief Operating Officer of SpectraSite. Prior to joining SpectraSite in 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., where he was most recently Executive Vice President and Chief Operating Officer.

John F. Chlebowski, 58, is President and Chief Executive Officer of Lakeshore Operating Partners, a private venture focused on acquiring and operating bulk liquid distribution assets and facilities for major energy and chemical companies. From 1983 to 1998, Mr. Chlebowski held several positions at GATX Corporation, including Chief Financial Officer and President and Chief Executive Officer of GATX Terminals. Mr. Chlebowski is also a director of Laidlaw International, Inc. NRG Energy, Inc., and Phosphate Resource Partners, LP.

Dean J. Douglas, 46, is Vice President, Telecommunications Industry, IBM Global Services, a business segment of International Business Machines (IBM). In that position, Mr. Douglas is responsible for the outsourcing, outtasking and business transformation services businesses for the telecommunications industry in the Americas, where his clients include most of the major telecommunications carriers. Prior to IBM, Mr. Douglas served in various capacities in Motorola's Cellular Infrastructure Group and the Land Mobile Products Sector, as well as General Manager of the Invisix joint venture with Cisco.

Patricia L. Higgins, 53, was until recently President and Chief Executive Officer of Switch and Data Corporation, a privately held company that is North America's leading neutral interconnection and collocation provider, with access to over 330 unique networks. Prior to Switch and Data, Ms. Higgins was Chairman and Chief Executive Officer of the Research Board (a segment of the Gartner Group), and previously served for 14 years in various capacities at AT&T Corporation.

Samme L. Thompson, 58, is President of Telit Associates, Incorporated, a financial and strategic advisory firm serving small and mid-cap telecommunications clients. From 1999 to 2002 Mr. Thompson was Senior Vice President and Director, Strategy and Corporate Development, at Motorola, Inc. Prior to Motorola, Mr. Thompson held a variety of strategic positions in the technology and telecommunications area at Kidder Peabody, AT&T Corporation and McKinsey & Company.

Kari-Pekka Wilska, 56, is President of Nokia, Inc. (Nokia Americas) and is Nokia's senior executive in the Americas responsible for all business operations, including manufacturing, logistics, sales, marketing, and post-sales activities for Nokia Mobile Phones in North and South America. In addition, he oversees Research and Development and new business development. Mr. Wilska is a member of the Cellular Telecommunications & Internet Association (CTIA) executive committee and serves on the Board of Directors of the CTIA Wireless Foundation.

About SpectraSite, Inc.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,582 towers and in-building sites primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial outlook, future expectations, financial and operating projections, plans and strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions,
(iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

         CONTACT: SpectraSite, Inc.
                  Investor Relations Department, 919-466-5492 investorrelations@spectrasite.com

         SOURCE:  SpectraSite, Inc.